Exhibit 99.1
Annual Meeting of Shareholders – May 7, 2008
DICK HIPPLE:
Slide 1
Now that we have concluded the formal portion of the meeting, I want to take this opportunity to speak broadly to the outstanding results of 2007, building on the momentum we experienced in 2006. In a moment, John Grampa, Senior Vice President of Finance and CFO, will provide a more detailed recap of 2007 and an update on our first quarter. I will wrap up by focusing on our growth plans and the encouraging outlook for the company.
Slide 2
The execution of the strategic initiatives we put in place several years ago to transform this organization produced another year of milestones in 2007. Quite simply, our strategy is to achieve global profitable growth by delivering superior value to our customers through our enabling materials technology and service.
Our strong results for 2007 confirm that our strategy is working well.

Slide 3
In 2007, the Company realized record sales, including higher revenues from new products and markets, and the impact of our recent acquisitions. Brush also achieved its strongest earnings level in our history. We closed the year with our 20th consecutive quarter of sales growth, and, for the entire year, produced a real growth of 20% in sales. International sales were up 57%, surpassing our domestic sales growth of 9%. Other accomplishments for the year included higher margins from improved operating efficiencies, a further strengthening of our balance sheet, and, added liquidity.
Although 2007 will be remembered as an outstanding year for Brush, there were several opportunities for even greater achievement that were not fully realized. The key missed opportunity in 2007 was a slower than expected penetration into the media market in the fourth quarter – a challenge that has continued with us into 2008. We are encouraged, we see significantly improved performance for the second half of 2008 in the media market, driven by stable product quality and new product offerings.

Overall, our pipeline of new products and services, as well as the reach of our expansion globally, provides the momentum for future growth and even greater value to our customers for the balance of this year and beyond.
The Brush team continues to transform the Company by pursuing new markets and global opportunities with enthusiasm and innovation, two key elements in providing differentiating value for our customers who seek solutions for the most demanding material challenges. Brush has also worked diligently to deliver synergies and growth from the acquisitions made over the last two years.
In short, we are proud of the past year’s accomplishments, and are encouraged by the prospects for the future. As we proceed through early 2008, we’re watchful of the uncertain macro-economic situation. We’re also confident that our deliberate and tested strategy will continue to strengthen the Company’s ability to continue to grow sales and profits, and offer superior market breadth to better sustain an economic downturn if one were to occur. After John completes his financial review, I will outline our future direction.

Slide 4
Now I will turn the podium over to John Grampa.
JOHN GRAMPA:
Thank you Dick! And, good morning everyone!
As Dick indicated, I’ll review our financial performance, beginning with a recap of 2007, followed by a review of how things look for 2008.
Then Dick will return and review some of our more important strategies and plans for the longer term.
Let’s begin.
A number of positive factors came together for us in 2007, leading to the momentum and some of the milestones Dick just referenced. We made excellent progress through solid execution in a number of very important areas.
Key was the growth, and the growth was widespread, across most of our businesses and most of the markets they serve.

Our markets offered up solid organic growth opportunities in 2007, just as they did in 2006, and we were both poised and privileged to be able to take advantage of the opportunities due to the success of our new product introductions, our international expansion initiatives, our acquisitions, and our manufacturing excellence programs.
Without solid preparation and terrific execution in these important areas, we would not have been able to deliver the results we did.
Slide 5
It was the progress in these areas that led to the record sales, the strong earnings growth, the significant strengthening of an already strong balance sheet, and excellent shareholder returns. Our shareholder returns have outpaced our benchmarks by a wide margin in each of the past five years.
Slide 6
Our revenue growth was widespread and primarily organic.
Revenue grew by $193 million or 25% to $956 million in 2007 following $222 million or 41% growth in 2006 and $45 million or 9% growth in 2005. That’s almost double in three years.

About 5 points of the 25 point growth was metal price inflation. That is, metal prices, both precious and non-precious metal prices, passed through to customers accounted for approximately $38 million of our $193 million of growth in 2007.
Our international sales growth outpaced our domestic growth. International sales grew 57%, following 47% growth in the prior year, largely due to robust growth in the various Asian economies, and our new materials for the hard disk drive market.
Slide 7
In 2007, our income was at a record level. We earned $2.59 per share, compared to $2.45 per share for 2006, and $.92 per share in 2005. Excluding the reversal of a deferred tax valuation allowance, the Company earned $.62 a share in 2005 and $1.38 per share in 2006. Earnings in 2007 were affected by a favorable litigation settlement, lower of cost or market charges, a loss on the sale of a small business and gains on the sale of low cost ruthenium purchased in 2006. The combined effect of these items was approximately $.80 per share. Excluding these items, the operating run rate was $1.79 per share in 2007, an increase of 30% compared to the prior year. Removing these non-operating factors from the reported results shows that the Company’s operating performance has almost tripled in two years.
Slide 8
Just as we have seen in each of the previous four years, another notable accomplishment in 2007 was the on-going strengthening of our balance sheet. Our debt, net of cash position improved during the year by approximately $30 million in spite of needing to commit $35 million to inventory and receivables to support the substantial increase in sales. This brought the debt net of cash reduction to over $90 million in the past four years, while investing approximately $40 million to acquire businesses and $70 million in fixed capital.
Our year-end debt to total capital stood at 9%, down from 15% in 2006, 21% in 2005, 26% in 2004, and 39% in 2003.

And, we expanded our revolving credit line by $115 million to $240 million and our precious metal consignment lines by approximately $100 million, to over $200 million.
The impact of these actions cannot be understated. Collectively, all of these actions increase both our financing capacity and our financial flexibility which in turn support and allow us to take full advantage of the growth opportunities we are presented with.
Slide 9
However, as 2007 ended and 2008 began, we had lost some momentum. In fact, as Dick mentioned, a significant missed opportunity had developed during the fourth quarter. We had a setback in the area that had provided over $100 million of our growth in 2007, the hard disk drive media market. And, in addition, the state of the economic environment was uncertain.
Slide 10
Broadly speaking, as the year 2008 has progressed to this point, our markets appear to be holding up, our order entry patterns are healthy, our backlogs are increasing and, while we are cautious, we are not seeing any significant signs of immediate weakness or adjustment in most of our markets.
In addition, as Dick has already commented, it is becoming apparent that we are seeing a significant improvement in media for the second half of 2008, driven by stable product quality and new product offerings.
While the negative conditions led to a slower start to 2008, we have not seen anything that would change our expectations for the year and do expect that earnings will exceed the prior year’s level. Our published estimate is $1.70 to $2.20 a share. The range is wide, as the final results for the year really are highly variable and very dependent on a number of factors, including the state of the economy and, of course, the state of the media market and our performance there.
Therefore, at this time, we ...
✓ are encouraged by conditions in most of our markets and our initiatives to grow sales

✓ are confident about progress we’re making in media

✓ see an improving second quarter, and

✓ expect an even stronger second half
Thank you!
Dick!
HIPPLE RETURNS:
Slide 11
Thank you, John. Let’s turn now to our strategies and plans to achieve long-term sustainable and profitable growth that builds off of our key execution initiatives.
We intend to:
■ Drive organic growth through new products, applications and service

■ Continue our international expansion — sales, service and manufacturing

■ Further diversify our markets and technology base

■ Augment organic growth through “smart” acquisitions

■ Provide ongoing improvement in manufacturing excellence through Lean Sigma

■ Ongoing development of a winning team, and...

■ Carry on the passion to thrive on change!
As we enter a time of unpredictable market conditions driven by turbulence in the U.S. financial arena, our initiatives to expand the profitable base of the Company are critically important. During the last recession in the early 2000’s, the Company was severely strained with financial losses combined with high debt. While the future economic storms may be unpredictable, we can say today, with confidence, that we are in a far better position to weather economic uncertainties.
Slide 12
Our numerous growth platforms provide us with the optimism for the future performance of Brush Engineered Materials. To illustrate this point, I draw your attention to this chart: It highlights our target markets within the Brush Engineered Materials’ portfolio ... more than three-fourths of our markets have been growing at far greater rate than the GDP. These are represented by the cross-hatched pie segments. Our strategy has been to grow at a faster rate within these markets.
At home and abroad, Brush Engineered Materials remains committed to serving customers when, where and however they need us.

Slide 13
With international sales reaching $413 million in 2007, and now accounting for 43% of our total revenues, we’re meeting customer demand with an unprecedented level of global strength and local presence. Our objective is to have international account for more than 50% of our sales within the next several years.
With a number of expansions and new facilities, we are positioned ideally to participate in growing markets and fast-growth regions of the world.
To amplify on this point:
Slide 14
In the rapidly growing hard disk drive media market, our Williams Advanced Materials or WAM business has significantly expanded beyond its traditional magnetic head wafer applications to include the broader market for media, or the platter side of the hard disk drive. The growth in media is being driven by the massive technology shift to perpendicular magnetic recording.

WAM’s Brewster, New York operation has been doubled in size to capitalize on the growth of thin film materials that support the hard disk drive media market. In addition to hard assets, we are investing in human capital for the future of this business.
Brewster is now home to a dedicated rapid development team of engineers, scientists and technical resources. Their mission is to support customers in the ongoing technology evolution of the hard disk drive and to create a fertile ground for materials development for the industry.
Slide 15
Another milestone in 2007 was the opening of WAM’s operations in the Czech Republic. This facility has allowed WAM to augment its existing physical vapor deposition, or PVD materials business in eastern and central Europe with significantly enhanced service capabilities.
Building on our long tradition of serving customers in Asia, WAM also opened a new production facility in Suzhou, China earlier this year. The Suzhou location positions Williams to serve rapid growth from a low-cost manufacturing platform. It is expected to improve cycle times and logistics support, and enhance localized services to our regional customers within the domestic Chinese market and in strategic locations throughout Asia.
Located near Shanghai, and close to many technology centers located in Eastern China, the Suzhou site focuses on PVD target manufacturing and bonding services, and also provides operations for our inorganic chemicals business and distribution for our CERAC products.
Slide 16
Our Technical Materials, Inc., or TMI business has continued to pursue advanced market opportunities with the opening of a technology processing center within its Lincoln, Rhode Island plant. The center, which includes new rolling and specialized bonding equipment, expands the range of product offerings for new material combinations and improves overall efficiency and yields.
The new facility opens opportunities for TMI to enter the market for smaller profile devices, with tighter tolerances and provides additional capacity for growth in the computer, medical and alternative energy markets.

Slide 17
Alloy Products is continuing to introduce many new products, both beryllium and non-beryllium-based to broaden the growth platform in both the strip and bulk markets. During the last several years, the Alloy bulk business (tube, rod, plate) has continued to grow with the robust markets of O&G, Aero and heavy mining equipment. We were reaching our capacity limits in our Bulk Products and have invested in several bottleneck operations to provide the capacity increases required.
Slide 18
At Beryllium Products, we are planning to begin construction this July on a new primary beryllium facility in Elmore, Ohio, funded through an innovative partnership with the U.S. Department of Defense. The new plant will provide a long-term reliable supply of high quality beryllium for our Beryllium Products business. Also, the new business model at Beryllium Products, which provides customers with fully engineered components, is making a very positive impact on growth in the business.
Slide 19
Finally, we will continue to seek unique acquisition opportunities that complement our technology, markets and ability to service our customers. Our latest acquisition, Techni-Met, completed in early February 2008, is a terrific example of this strategy. Techni-Met provides a critical coating service to the medial market by depositing gold PVD targets from Williams onto a continuous roll-to-roll polymeric film. This product is used for blood glucose testing, primarily for the diabetic test strip market. This acquisition brings a high level of intellectual property, a new source of value-add downstream capabilities, and a highly unique coating technology to Brush. The acquisition broadens both our technology base and provides further diversification into a strong segment of the medical market where Brush has had only a modest presence.
Slide 20
Our success has always been about being a trusted growth partner to our customers. We provide superior materials engineering expertise, decades of experience, a unique perspective gained from the work that we do across diverse customers and markets, and, at the core, a focus on developing innovative solutions to take our customers where they want to go.
In our 2007 annual report, we featured a number of the areas where Brush is capitalizing on powerful global trends that are radically changing our traditional markets and pushing the boundaries of technology.

Allow me to share a few examples:
Slide 21
•	Gold evaporation materials from WAM are being deposited as thin metallization layers in the manufacture of high-brightness LEDs for commercial architecture and high-end residential lighting. LEDs significantly increase the aesthetics of building design, and burn longer and conserve energy compared to traditional lighting.
Slide 22
•	The Trans-Pacific Express, a $500 million, high speed fiber optic cable connecting the U.S. and China is being installed with 400 repeater housings made from high performance copper beryllium bulk materials supplied by our Alloy Products group. This new line will be operational in time to help satisfy the broadband needs of the summer Olympics and will be capable of handling the equivalent of 62 million phone calls simultaneously. Now that’s something my daughter would like! The new cable has 60 times the capacity of the existing line.
Slide 23
•	Beryllium Products’ AlBeMet® materials are being designed into optical systems of unmanned aerial vehicles to provide a new level of situational awareness for battlefield commanders, soldiers on the ground, and new homeland security demands. Elsewhere in defense, WAM has collaborated with DRS Technologies to provide hermetically sealed packaging materials that provide enhanced night vision capabilities on thermal weapon systems mounted on rifles, Humvees™ and Bradley Fighting Vehicles.
Slide 24
•	TMI, meanwhile, has worked with a major medical product manufacturer to advance the technology to improve drug delivery and better manage asthma symptoms. Precision rolled stainless steel materials from TMI are formed into a key component of a state-of-the-art inhaler that helps reduce the need for oral steroids and rescue inhalers.
Slide 25
•	In the high growth alternative energy market, materials from WAM, TMI, Brush Ceramic Products and Alloy Products, are all serving an important role in the commercialization of thin film and CPV solar, and fuel cell technologies.

Slide 26
•	Finally, Tesla Motors turned to Alloy Products specialty tube and plate alloys for components in its electric roadster expected to be commercially available later this year. TMI is also gearing up for future growth in hybrid and electric vehicles with new materials designed for unique high temperature, meeting performance needs of battery interconnects.
Slide 27
In conclusion, our Company’s future opportunities are outstanding. We are providing the culture and the discipline to execute our strategy of building the future engine of profitable growth.....to bring value to our shareholders ...and to deliver it from a winning organization of engaged and motivated employees.
As you can tell, we are very excited about 2008. The foundation of our ongoing success is our business model, which is geared towards creating our own future growth through creating enabling materials and services. Our diversified offering of advanced enabling materials and services, our solid financial position, our commitment to growing our international base, and our talented and energized employee team, provide considerable strengths to carry and expand on our past accomplishments.

Slide 28
We are prepared to compete and to win. We are .... ready for what’s next.
I would like to extend my appreciation to all Brush employees for their spirit and dedication in embracing change, and for their shared commitment to living the Vision Mission and Values of the Company. I also want to thank our Board of Directors whose guidance, support, good governance, and dedication have been critical to our progress.
Finally, I would like to thank you, our shareholders, for placing your trust and investment in Brush Engineered Materials. We are all committed to protecting and increasing the value of your investment with us.
Thank you for your attention, ladies and gentlemen.
At this time, I would like to ask if there are any questions?

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